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EXHIBIT 99.1

Omnicare Offers to Acquire NCS HealthCare

         COVINGTON, Ky., July 29 /PRNewswire-FirstCall/ -- Omnicare, Inc. (NYSE:
OCR), a leading provider of pharmaceutical care for the elderly, today announced that it sent the following letter to Beachwood, Ohio-based institutional pharmacy services provider NCS HealthCare, Inc. (NCSS.OB):

July 28, 2002

Mr. Jon H. Outcalt
Chairman of the Board of Directors
NCS HealthCare, Inc.
3201 Enterprise Parkway
Suite 220
Beachwood, Ohio 44122

         Dear Mr. Outcalt:

         We are writing to express our disappointment that NCS and its representatives have continued to refuse to meet with us to discuss our proposal to acquire NCS. Consequently, we feel obligated to send you this letter and make it public so your equity and debt holders are aware of our proposal. As you know, we have previously proposed that Omnicare would acquire NCS in a merger transaction pursuant to which NCS stockholders would receive $3.00 per share in cash (representing more than 4x your current stock price, which is already at its highest level in two years) and Omnicare would assume and/or retire existing NCS debt at its full principal amount plus accrued interest. This proposal would provide almost $400 million in cash to your security holders. We continue to believe this proposal provides exceptional value to the NCS security holders.

         Our Board has authorized this proposal, and we are prepared to negotiate quickly and execute a mutually acceptable definitive merger agreement. To help clarify our proposal, we have enclosed a draft merger agreement, which contains provisions customary for transactions of this type. Please note that our proposal is not subject to any financing contingencies. Also, we will not request voting or similar agreements from any NCS stockholder, and we are not requesting a "break-up" or similar fee that might act as a deterrent to someone willing to provide greater value to NCS's equity and debt holders. We believe that the security holders of NCS should have the option to choose a transaction providing them with the greatest value without any impediment to that choice or the payment of any penalty for that choice.

         As I am sure you are aware, Omnicare is an important participant in the institutional pharmacy business, with annual sales in excess of $2.1 billion during its last fiscal year, and has completed numerous acquisitions in this industry since 1988. In addition, we have been analyzing a combination of our two companies for quite some time with the assistance of Merrill Lynch, our financial advisor, and Dewey Ballantine,


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our legal counsel. We have done extensive due diligence on NCS's public filings and are extremely comfortable with that information. Consequently, we need to do only confirmatory due diligence, which would involve only a review of certain non-public information typical for a transaction of this type. We believe that, with your cooperation, we can complete our confirmatory due diligence and execute a definitive merger agreement in one week.

         We hope that you and the other members of the NCS Board of Directors will view this proposal as we do -- an excellent opportunity for the equity and debt holders of NCS to realize full value for their securities to an extent not likely to be available to them in the marketplace. In the context of a negotiated transaction, we are prepared to discuss all aspects of our proposal with you, including structure, economics and your views as to the proper roles for our respective management and employees in the combined company. We would also consider a stock transaction in order to allow NCS stockholders to share in the upside of the combined companies. With respect to structure, we would be willing to discuss acquiring the securities of NCS in a tender offer. We wish, and are prepared, to meet immediately with you and the other directors, management and advisors to answer any questions about our proposal and to proceed with negotiations leading to the execution of a definitive merger agreement.

         We continue to believe that there are clear and compelling advantages to both Omnicare and NCS from the combination of our two companies and that such a transaction would create significant value for each of our companies and our respective security holders. We trust that you and the other members of the NCS Board of Directors will give this proposal immediate and serious consideration. Your fiduciary duties to your equity and debt holders require no less.

         We look forward to hearing from you promptly.

         Sincerely,

         /s/ Joel F. Gemunder
         Joel F. Gemunder
         President and Chief Executive Officer
         Omnicare, Inc.

cc: NCS Board of Directors

         About NCS HealthCare

         According to its public documents, NCS HealthCare, Inc. is a provider of pharmaceutical and related services to long-term care facilities, including skilled nursing centers, assisted living facilities and hospitals, serving approximately 209,000 residents of long-term care facilities in 33 states and manages hospital pharmacies in 14 states.

         About the Company


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         Omnicare, based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves approximately 729,500 residents in long-term care facilities, in 45 states, making it the nation's largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 27 countries worldwide. For more information, visit the company's Web site at http://www.omnicare.com.

         Statements in this press release that are not historical, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include overall economic, financial and business conditions; trends for the continued growth of the businesses of Omnicare; the realization of anticipated revenues, economies of scale, cost synergies and profitability; the successful integration of acquired companies; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; delays in reimbursement by the government and other payors to customers and Omnicare; the overall financial condition of Omnicare's customers; Omnicare's ability to assess and react to the financial condition of its customers; the impact of seasonality on the business of Omnicare; pricing and other competitive factors in the industry; the effect of new government regulations, executive orders and/or legislative initiatives, including those relating to reimbursement and drug pricing policies and in the interpretation and application of such policies; government budgetary pressures and shifting priorities; the outcome of litigation; the failure of Omnicare to obtain or maintain required regulatory approvals or licenses; the ability to attract and retain needed management; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; volatility in Omnicare's stock price; access to capital and financing; the demand for Omnicare's products and services; variations in costs or expenses; the continued availability of suitable acquisition candidates; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare's reports and filings with the Securities and Exchange Commission.


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